UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
____________________

Date of report (Date of earliest event reported): July 29, 2009

The Meridian Resource Corporation
(Exact Name of Registrant as Specified in Charter)

Texas (State or Other Jurisdiction of Incorporation)	1-10671 (Commission File Number)	76-0319553 (IRS Employer Identification No.)

1401 Enclave Parkway, Suite 300
Houston, Texas 77077
(Address of Principal Executive Offices) (Zip Code)

281-597-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) Under the Amended and Restated Credit Agreement, dated December 23, 2004 (the “Credit Facility”), among The Meridian Resource Corporation (the “Company”, “us”, “we” or “our”), the several banks, financial institutions and other entities from time to time parties thereto (collectively, the “Lenders”), and Fortis Capital Corp., as administrative agent for the Lenders (the “Credit Facility”), our most recent scheduled redetermination of our borrowing base was effective April 30, 2009, at which time the borrowing base was reduced to $60 million from $95 million. As of the date hereof, we have outstanding indebtedness of approximately $95 million under the Credit Facility. The Credit Facility provides that outstanding borrowings in excess of the borrowing base must be repaid within 90 days after the date of redetermination. Accordingly, a $35 million payment to our Lenders for the borrowing base deficiency was due July 29, 2009. We do not currently have sufficient cash available to repay the deficiency and, consequently, we failed to pay such amount when due and are in default under the Credit Facility for such failure. The borrowing base is determined at the discretion of the Lenders, based primarily on the value of our proved reserves. In conjunction with the most recent borrowing base redetermination, the value of our proved reserves was significantly reduced due to the precipitous decrease in the prices of oil and natural gas.

In addition to such default for failure to pay the borrowing base deficiency, there are other covenant defaults existing under the Credit Facility. Such covenant and payment defaults under the Credit Facility have resulted in defaults under hedging agreements we have entered into with certain affiliates of Fortis Capital Corp. and Scotia Bank due to cross default provisions therein. The Company is currently in discussions with the Lenders and Fortis hedge counterparties regarding entering into forbearance agreements pursuant to which such parties would forbear for an agreed period of time from exercising remedies otherwise available to them as a result of such existing covenant and payment defaults. We cannot provide any assurance that the Lenders or Fortis hedge counterparties will agree to any such arrangements. Additionally, because of the defaults, in accordance with the Credit Facility, we have granted mortgages on certain of our producing properties that increase from 75% to 95% the amount of the present value of our proved oil and natural gas properties that are secured by pledges to our Lenders.

As a result of the payment default for the borrowing base deficiency and financial covenant defaults under the Credit Facility, we are also in default under our drilling rig financing with CIT Group/Equipment Financing, Inc. due to cross default provisions therein. We currently owe approximately $8 million to CIT under the drilling rig financing, and we have additional substantial financial obligations under related drilling rig contracts. We currently are in discussions with CIT regarding entering into a forbearance agreement pursuant to which CIT would forbear for an agreed period of time from exercising remedies otherwise available to it as a result of such existing covenant and payment defaults. CIT has proposed that, as a condition to the forbearance, the drilling rig would be transferred to a third party, with the third party providing a guarantee of our payment obligations to CIT. We cannot provide any assurance that such rig can be transferred on terms that are reasonable to us, if at all, or that a third party will agree to provide such guarantee.

We are pursuing other options for repayment of our indebtedness, including the sale of strategic and nonstrategic assets or obtaining capital from other sources. We may not be able to sell assets on terms that we consider advantageous to us and our shareholders, and capital on acceptable terms may not be available from other sources. If we are unable to obtain concessions from our Lenders, CIT and the hedge parties, and execute a transfer of the drilling rig and execute other alternatives, we would continue to be in default under the Credit Facility, the CIT financing and the hedge agreements and we would be subject to the exercise of remedies by such parties on account of such defaults. The exercise of such remedies could potentially result in us seeking protection under federal bankruptcy laws. Such relief could materially and adversely affect the Company and its shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Meridian Resource Corporation
(Registrant)

By:    /s/  Lloyd V. DeLano
Lloyd V. DeLano
Senior Vice President
and Chief Accounting Officer

Date:  August 4, 2009